As filed with the Securities and Exchange Commission on October 22, 2008
Registration No. 333-81212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3 REGISTRATION STATEMENT NO. 333-81212
UNDER THE SECURITIES ACT OF 1933

IONA TECHNOLOGIES PLC
(Exact Name of Registrant as Specified in Its Charter)

Ireland (State or Other Jurisdiction of Incorporation)	04-3363877 (I.R.S. Employer Identification No.)
The IONA Building
Shelbourne Road, Ballsbridge
Dublin 4, Ireland
(Address of Principal Executive Offices)

Joseph W. Alsop
Progress Software Corporation
14 Oak Park
Bedford, Massachusetts 01730
(781) 280-4000
(Name, address, and telephone number, including area code, of Agent for Service)
With a copy to:
Hal J. Leibowitz, Esq.
WilmerHale LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (Registration No. 333-81212) of IONA Technologies PLC (the “Registrant”) (the “Registration Statement”) filed with the Securities and Exchange Commission on January 23, 2002, as amended, and pertaining to the registration of 6,325,000 shares of Ordinary Shares of the Registrant (“Ordinary Shares”).
     On September 12, 2008, following the receipt of all required regulatory and shareholder approvals, Progress Software Corporation (“Progress”) and the Registrant completed their previously announced recommended acquisition of the entire issued share capital of IONA, whereby SPK Acquisitions Limited (“SPK Acquisitions”), a wholly-owned subsidiary of Progress, acquired all of the issued share capital of the Registrant not already owned by Progress or its subsidiaries for cash (the “Scheme”) by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963 (the acquisition by SPK Acquisitions of the Registrant is referred to as the “Acquisition”). As a result of the Acquisition, the Registrant became an indirect wholly-owned subsidiary of Progress.
     Upon completion of the Acquisition, holders of Ordinary Shares and holders of the Registrant’s American Depositary Receipts (“ADRs”) that are not subsidiaries or nominees of Progress are entitled to receive US$4.05 in cash, without interest and less any applicable withholding taxes or ADR cancellation fees for each IONA Share cancelled. Further, each outstanding stock option to purchase IONA Shares was cancelled in consideration for a cash payment per option to the option holder of the excess, if any, of US$4.05 less the exercise price applicable to each option to purchase the IONA Shares, without interest and less any applicable withholding taxes.
     The offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering contemplated thereby, the Registrant hereby removes from registration all shares of the Ordinary Shares registered but not sold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on October 22, 2008.

IONA TECHNOLOGIES PLC
/s/ Joseph W. Alsop
By: Joseph W. Alsop
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on the 22nd day of October, 2008.

Signature	Title	Date

/s/ Norman R. Robertson Norman R. Robertson	Treasurer (principal financial officer)	October 22, 2008
/s/ Norman R. Robertson Norman R. Robertson	Director	October 22, 2008
/s/ David Ireland David Ireland	Director	October 22, 2008